Exhibit 99.1

Qwest Communications International Inc.
Condensed Consolidated Statements of Operations
(Dollars and shares in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2002	2001	2002	2001

Operating revenues:
Business services	$1,551	$1,657	$3,096	$3,439
Consumer services	1,410	1,481	2,839	2,944
Wholesale services	995	1,699	2,016	3,148
Directory services	345	348	695	690
Network services and other revenues	15	34	35	46

Total operating revenues	4,316	5,219	8,681	10,267

Operating expenses:
Cost of sales (exclusive of items shown separately below)	1,644	1,848	3,217	3,643
Selling, general and administrative	1,699	1,342	3,038	2,600
Depreciation	1,075	865	2,129	1,696
Depreciation adjustment for access lines returned to service	—	222	—	222
Goodwill and other intangible amortization	85	392	170	711
Merger-related and other charges	—	415	—	624

Total operating expenses	4,503	5,084	8,554	9,496

Operating (loss) income	(187)	135	127	771

Other expense-net:
Interest expense-net	455	343	866	681
Investment write-downs	740	3,108	1,202	3,247
Loss on sale of investments and fair market value adjustments, net	11	23	21	—
Gain on sale of rural exchanges	—	(50)	—	(50)
Other expense-net	38	14	209	34

Total other expense-net	1,244	3,438	2,298	3,912

Loss before income taxes, discontinued operations and extraordinary item	(1,431)	(3,303)	(2,171)	(3,141)
Income tax (benefit) provision	(298)	3	(334)	147

Loss before discontinued operations and extraordinary item	(1,133)	(3,306)	(1,837)	(3,288)
(Loss) income from discontinued operations (including a loss on disposal of $4 in 2002), net of tax	(3)	—	(3)	1
Extraordinary item — early retirement of debt, net of tax	—	—	6	(65)

Net loss	$(1,136)	$(3,306)	$(1,834)	$(3,352)

Basic loss per share:
Loss before discontinued operations and extraordinary item, net of tax	$(0.68)	$(1.99)	$(1.10)	$(1.98)
(Loss) income from discontinued operations (including a loss on disposal of $4 in 2002), net of tax	—	—	—	—
Extraordinary item — early retirement of debt, net of tax	—	—	—	(0.04)

Basic loss per share	$(0.68)	$(1.99)	$(1.10)	$(2.02)

Basic average shares outstanding	1,678	1,661	1,672	1,659

Diluted loss per share:
Loss before discontinued operations and extraordinary item	$(0.68)	$(1.99)	$(1.10)	$(1.98)
(Loss) income from discontinued operations (including a loss on disposal of $4 in 2002), net of tax	—	—	—	—
Extraordinary item — early retirement of debt, net of tax	—	—	—	(0.04)

Diluted loss per share	$(0.68)	$(1.99)	$(1.10)	$(2.02)

Diluted average shares outstanding	1,678	1,661	1,672	1,659

Dividends per share	$—	$0.05	$—	$0.05